EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FIRST QUARTER OPERATING RESULTS

DURANGO, Colorado (July 15, 2021) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three months ended May 31, 2021. The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products.

COVID-19

We have experienced significant business disruptions resulting from efforts to contain the rapid spread of the novel coronavirus (“COVID-19”), including the vast mandated self-quarantines of customers and closures of non-essential business throughout the United States and internationally. During the year ended February 28, 2021 nearly all of the Company-owned and franchise stores were directly and negatively impacted by public health measures taken in response to COVID-19, with nearly all locations experiencing reduced operations as a result of, among other things, modified business hours and store and mall closures. As a result, franchisees and licensees are not ordering products for their stores in line with historical amounts. As of May 31, 2021, many stores have met or exceeded pre-COVID-19 sales levels, however, many retail environments have continued to be adversely impacted by changes to consumer behavior as a result of COVID-19. Most stores re-opened subject to various local health restrictions and often with reduced operations. It is unclear when or if store operations will return to pre-COVID-19 levels.

FIRST QUARTER DETAILS

●	Total revenue increased 181.0 percent to $7.6 million during the three months ended May 31, 2021 compared to $2.7 million during the three months ended May 31, 2020.

●

Net income increased from a net loss of $3.7 million, or $(0.61) per basic and diluted share in the three months ended May 31, 2020 to net income of $580,000, or $0.09 per basic and diluted share in the three months ended May 31, 2021.

●	Operating income increased from a net loss of $4.8 million in the three months ended May 31, 2020 to operating income of $646,000 during the three months ended May 31, 2021.

●

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased from an adjusted loss of $4.0 million in the three months ended May 31, 2020 to adjusted income of $1.1 million in the three months ended May 31, 2021.

●

Factory sales increased 136.1 percent during the three months ended May 31, 2021 compared to the three months ended May 31, 2020, primarily due to a 281 percent increase in sales of product to the Company’s network of franchised and licensed retail stores partially offset by an 11.7 percent decrease in shipments of product to customers outside the network of franchised retail stores.

●

Royalty and marketing fees increased 425 percent in the three months ended May 31, 2021, primarily due to COVID-19 and the associated public health measures in place during the three months ended May 31, 2020.

●

Same store sales at domestic franchise locations increased 14.0 percent during the three months ended May 31, 2021 when compared to the three months ended May 31, 2019 (the most recent comparable period prior to the business disruptions of COVID-19).

●	The Company’s franchisees and licensees did not open any locations during the three months ended May 31, 2021.

FIRST QUARTER OPERATING RESULTS

Total revenue increased 181 percent to $7.6 million during the three months ended May 31, 2021 compared to $2.7 million during the three months ended May 31, 2020.

Total factory sales increased 136 percent to $5.0 million in the three months ended May 31, 2021 compared to $2.1 million in the three months ended May 31, 2020. The increase was primarily due to a 281 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by an 11.7 percent decrease in shipments of product to customers outside the network of franchised retail stores. Purchases by the Company’s largest customer, Edible Arrangements LLC (“Edible”), during the three months ended May 31, 2021 were approximately $484,000, or 6.4 percent of the Company’s revenues, compared to $335,000, or 12.4 percent of the Company’s revenues during the three months ended May 31, 2020. The increase in sales of product to our network of franchised and licensed retail stores was primarily the result of the COVID-19 pandemic and the associated public health measures in place during the three months ended May 31, 2020, which significantly reduced traffic in our stores. During the three months ending May 31, 2021, certain disagreements arose between RMCF and Edible related to the strategic alliance and ecommerce agreements resulting in continuing discussions, the result of which are not currently determinable. There can be no assurance historical revenue levels will be indicative of future revenues.

Retail sales increased to $789,500 in the three months ended May 31, 2021 compared to $187,600 in the three months ended May 31, 2020 as a result of all of our Company-owned stores being open during the three months ended May 31, 2021 compared to the closure of all of our Company-owned stores for much of the three months ended May 31, 2020. The closure of our Company-owned stores in the prior year period was the result of the COVID-19 pandemic and the associated public health measures in place during the three months ended May 31, 2020. As of May 31, 2021, all Company-owned stores had resumed operations following COVID-19 related closure.

Royalty and marketing fees increased 425 percent to $1.7 million in the three months ended May 31, 2021 compared to $325,000 in the three months ended May 31, 2020, primarily due to COVID-19 and the associated public health measures in place during the three months ended May 31, 2020. Nearly all of the Company’s franchised locations experienced reduced operations and periods of full closure during the three months ended May 31, 2020. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com. Same store sales at domestic franchise locations increased 14.0 percent during the three months ended May 31, 2021 when compared to the three months ended May 31, 2019 (the most recent comparable period prior to the business disruptions of COVID-19).

Franchise fees were approximately unchanged in the three months ended May 31, 2021 compared to the three months ended May 31, 2020.

Operating income increased from an operating loss of $4.8 million in the three months ended May 31, 2020 to operating income of $646,000 during the three months ended May 31, 2021.

Net income increased from a net loss of $3.7 million, or $(0.61) per basic and diluted share in the three months ended May 31, 2020 to net income of $580,000, or $0.09 per basic and diluted share in the three months ended May 31, 2021.

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased from an adjusted loss of $4.0 million in the three months ended May 31, 2020 to adjusted income of $1.1 million in the three months ended May 31, 2021.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, costs associated with store closures and contested proxy costs to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that Adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that Adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses Adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 15, 2021, the Company, its subsidiaries and its franchisees and licensees operated 334 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 37 states, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impact of the COVID-19 pandemic and global economic conditions on the Company’s business, including, among other things, online sales, factory sales, retail sales and royalty and marketing fees, the Company’s liquidity, the Company’s cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with EA, the ability to provide products to EA under the strategic alliance, EA's ability to increase the Company’s online sales, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2021. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures in a low or zero revenue environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	May 31, 2021	May 31, 2021
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	158
Company-Owned Stores	0	2
Cold Stone Creamery	0	95
International License Stores	0	5
U-Swirl
Franchise Stores	0	69
Company-Owned Stores	0	3
International License Stores	0	1
Total	0	333

During FY 2021 the Company initiated formal legal proceedings against Immaculate Confections (“IC”), the operator of RMCF locations in Canada. In its complaint, the Company is alleging, among other things, that IC has utilized the Company’s trademarks and other intellectual property without authority to do so and that IC has been unjustly enriched by their use of the Company’s trademarks and intellectual property.

In June 2021 a court order was issued declaring the original 1991 Development Agreement for Canada between RMCF and IC has expired. As a result of this judgement, the Company has removed locations operated by IC from the store information above and contained herein. During the three months ended May 31, 2020 and 2021 the Company did not recognize any revenue from locations operated by IC in Canada. As of February 28, 2021 IC operated 48 locations in Canada. The Company intends to continue to pursue its claims and is expecting to proceed to a trial scheduled for August 2021.

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	May 31, 2021	February 28, 2021
Current Assets	$13,267	$12,777
Total Assets	25,803	24,951
Current Liabilities	3,617	3,780
Total Liabilities	6,109	5,984
Stockholder's Equity	$19,694	$18,967

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended May 31,		Three Months Ended May 31,
	2021	2020	2021	2020
Revenues
Factory sales	$5,041	$2,135	66.4%	79.0%
Royalty and marketing fees	1,707	325	22.5%	12.0%
Franchise fees	56	55	0.7%	2.0%
Retail sales	790	188	10.4%	7.0%
Total Revenues	7,594	2,703	100.0%	100.0%

Costs and expenses
Cost of sales	4,546	2,883	59.9%	106.7%
Franchise costs	552	421	7.3%	15.6%
Sales and marketing	413	474	5.4%	17.5%
General and administrative	845	3,180	11.1%	117.6%
Retail operating	444	319	5.8%	11.8%
Depreciation and amortization, exclusive of depreciation and amortization expense of $152 and $157 included in cost of sales, respectively	148	186	1.9%	6.9%
Costs associated with Company-owned store closures	-	69	0.0%	2.6%
Total Costs and Expenses	6,948	7,532	91.5%	278.7%

Income (loss) from operations	646	(4,829)	8.5%	-178.7%

Other income (expense)
Interest expense	-	(24)	0.0%	-0.9%
Interest income	5	6	0.1%	0.2%
Gain on insurance recovery	167	-	2.2%	0.0%
Other Income, net	172	(18)	2.3%	-0.7%

Income (loss) before income taxes	818	(4,847)	10.8%	-179.3%

Provision for income taxes	238	(1,179)	3.1%	-43.6%

Consolidated net income (loss)	580	(3,668)	7.6%	-135.7%

Basic Earnings (Loss) Per Common Share	$0.09	$(0.61)

Diluted Earnings (Loss) Per Common Share	$0.09	$(0.61)

Weighted Average Common Shares Outstanding	6,118,433	6,058,851

Dilutive Effect of Employee Stock Awards	171,277	-

Weighted Average Common Shares Outstanding, Assuming Dilution	6,289,710	6,058,851

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)
(unaudited)

	Three Months Ended May 31,
	2021	2020	Change
GAAP: Income from Operations	$646	$(4,829)	n/a
Depreciation and Amortization	300	343
Stock-Based Compensation Expense	146	144
Costs associated with non-recurring expenses (1)	-	298
Non-GAAP, adjusted EBITDA	$1,092	$(4,044)	n/a

(1) Non-recurring expenses include costs associated with Company-owned store closures and contested proxy costs.